Exhibit 3.201

The Commonwealth of Massachusetts

OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE

MICHAEL J. CONNOLLY, Secretary

ONE ASHBURTON PLACE, BOSTON, MASS. 02106

ARTICLES OF ORGANIZATION

(Under G.L. Ch. 156B)

Incorporators

NAME	POST OFFICE ADDRESS

Include given name in full in case of natural persons; in case of corporation, give state of incorporation.

Catherine E. Gaffney	400 Atlantic Avenue Boston, 02110-2206

The above-named Incorporator(s) do hereby associate (themselves) with the intention of forming a corporation under the provisions of General Laws, Chapter 156B and hereby state(s):

1. The name by which the corporation shall be known is:

REHABILITATION INSTITUTE OF WESTERN MASSACHUSETTS, INC.

2. The purpose for which the corporation is formed is as follows:

To engage in the business of operating a rehabilitation facility and to provide rehabilitation and other health care services; and, generally, to engage in and carry on any business activities permitted to a corporation organized under the laws of the Commonwealth of Massachusetts, as from time to time amended.

The corporation shall have and be authorized to exercise any and all powers now or hereafter vested in or conferred upon business corporations by the common and statutory laws of the Commonwealth of Massachusetts, as from time to time amended.

3. The total number of shares and the par value, if any, of each class of stock within the corporation is authorized as follows:

CLASS OF STOCK	WITHOUT PAR VALUE	WITH PAR VALUE
	NUMBER OF SHARES	NUMBER OF SHARES	PAR VALUE	AMOUNT
Preferred				$

Common	15,000

4. If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established.

None.

5. The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are as follows:

See attached Article 5.

6. Other lawful provisions, if any, for the conduct and regulation of business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders.

See attached Article 6.

7. By laws of the corporation have been duly adopted and the initial directors, president, treasurer and clerk, whose names are set out below have been duly elected.

8. The effective date of organization of the corporation shall be the date of filing with the Secretary of the Commonwealth or if later date is desired, specify date (not more than 30 days after the date of the filing).

9. The following information shall not for any purpose be treated as a permanent part of the Articles of Organization of the corporation:

a. The post office address of the initial principal office of the corporation of Massachusetts is:

232 Park Street, West Springfield, MA 01089

b. The name, residence, and post office address of each of the initial directors and following officers of the corporation are as follows:

	NAME	RESIDENCE	POST OFFICE ADDRESS

President:	Barbara A. Rohan	14 Skyview Drive Ware, MA 01082	14 Skyview Drive Ware, MA 01082

Treasurer:	Michael F. Curran	36 Christine Terrace South Weymouth, MA 02190	36 Christine Terrace South Weymouth, MA 02190

Clerk:	Barbara L. Morse	8 Piper Road Acton, MA 02170	8 Piper Road Acton, MA 02170

Directors	Janet A. Hanna	Easthill Road Brimfield, MA 01010	Easthill Road Brimfield, MA 01010

	Barbara A. Rohan	Same as above	Same as above

	Barbara L. Morse	Same as above	Same as above

	Michael F. Curran	Same as above	Same as above

c. The date initially adopted on which the corporation’s fiscal year ends is:

August 31

d. The date initially fixed in the by-laws for the annual meeting of stockholders of the corporation is:

January 15

e. The name and business address of the resident agent, if any, of the corporation is:

None.

IN WITNESS WHEREOF and under the penalties of perjury the INCORPORATOR(S) sign(s) these Articles of Organization this 16th day of October 1987

/s/ Catherine E. Gaffney
Catherine E. Gaffney

The signature of each incorporator which is not a natural person must be an individual who shall show the capacity in which he acts and by signing shall represent under the penalties of perjury that he is duly authorized on its behalf to sign these Articles of Organization.

ARTICLES OF ORGANIZATION OF

REHABILITATION INSTITUTE OF

WESTERN MASSACHUSETTS, INC.

ARTICLE 5

Any stockholder, including the heirs, assigns, executors or administrators of a deceased stockholder, desiring to sell or transfer such stock owned by him or them, shall first offer it to the corporation through the Board of Directors, in the manner following: He shall notify the directors of his desire to sell or transfer by notice in writing, which notice shall contain all of the terms and conditions upon, which he is willing to sell or transfer and the name of one arbitrator. The directors shall within thirty days thereafter either accept the offer, or by notice to him in writing name a second arbitrator, and these two shall name a third. It shall then be the duty of the arbitrators to ascertain the value of the stock, and if any arbitrators, shall neglect or refuse to appear at any meeting appointed by the arbitrators, a majority may act in the absence of such arbitrator. After the acceptance of the offer, or the report of the arbitrators as to the value of the stock, the directors shall have thirty days within which to purchase the same at such valuation, but if at the expiration of thirty days, the corporation shall not have exercised the right so to purchase, the owner of the stock shall be at liberty to dispose of the same for a period of sixty days upon terms identical to those contained in the owner’s notice to the Board of Directors. This right to sell shall expire at the end of such sixty day period, and the owner shall be permitted to sell his stock pursuant to a new offer to the corporation in accordance with the terms of this Article. No shares of stock shall be sold or transferred on the books of the corporation until these provisions have been complied with, but the Board of Directors may in any particular instance wave the foregoing requirement.

ARTICLES OF ORGANIZATION OF

REHABILITATION INSTITUTE OF

WESTERN MASSACHUSETTS, INC.

ARTICLE 6

The Board of Directors shall have the power to amend the By-Laws of the corporation in the manner provided in such By-Laws.

Meetings of the stockholders of the corporation may be held at such place in the United States as shall be designated in the notice of any such meeting.

The corporation may be a partner in any business enterprise which the corporation would have the power to conduct by itself.

No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this provision shall not eliminate the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 61 or 62 or successor provisions of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate the liability of a director for any act or omission occurring prior to the date upon which this provision becomes effective. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.